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                                                                     EXHIBIT 2.7

                   FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT

       This FIRST AMENDMENT TO STOCK PURCHASE AGREEMENT ("Amendment") is made and entered into and effective for all purposes as of this 30th day of December, 1998 by and among UOL PUBLISHING, INC., a Delaware corporation (hereinafter referred to as "Purchaser"), and JAMES R. COOPER, TERRY K. HAMBEL and THOMAS JOHNSON, each a New Hampshire resident (collectively hereinafter referred to as "Company Shareholders" or as the "Transferors").

                                R E C I T A L S:

       Purchaser, the Transferors and Cooper & Associates, Inc., an Illinois corporation (the "Company") entered into that certain Stock Purchase Agreement dated as of April 30, 1997 (the "Original Agreement") pursuant to which Purchaser acquired from the Transferors all of the capital stock of the Company.

       Pursuant to the Original Agreement, Purchaser was to pay to the Transferors the aggregate sum of $5,000,000 in consideration of the transfer of the Company's stock. At the closing of the transfer of the Company's stock, Purchaser delivered to the Transferors the sum of $3,000,000; in May of 1998 Purchaser delivered to the Transferors the sum of $666,667. According to the provisions of Section 2.3(a)(ii) and 2.3(a)(iii), Purchaser is required to deliver to the Transferors the sum of $666,667 on April 30, 1999 (the "1999 Installment") and the sum of $666,666 on April 30, 2000 (the "2000 Installment").

       Purchaser has informed the Transferors that the financial condition of Purchaser would be greatly enhanced if the Transferors were to allow Purchaser to restructure its obligations to the Transferors, including the obligations to make the 1999 Installment and the 2000 Installment. The parties desire to revise the Original Agreement, and particularly, the provisions of Section 2.3(a)(ii) and 2.3(a)(iii) in order to accommodate the financial condition of Purchaser.

                              A G R E E M E N T S:

       As such, the parties hereby agree as follows:

       1. Amendment to Section 2.3(a)(ii) of the Original Agreement. The text in
Section 2.3(a)(ii) is hereby deleted in its entirety and replaced with the following text:

       (ii) $166,666 on or before April 15, 1999; and

       2. Amendment to Section 2.3(a)(iii) of the Original Agreement. The text in Section 2.3(a)(iii) is hereby deleted in its entirety and replaced with the following text:

       (iii) $660,000 in installments of $30,000 on or before the fifteenth day of each calendar month commencing March 15, 1999 and continuing to and including March 15, 2000 with a final installment of $270,000 on or before April 15, 2000.

       3. Amendment to Section 2.3(a) Generally. Section 2.3(a) of the Original Agreement is hereby amended by adding the following text at the end of the existing text in Section 2.3(a):

       In addition, on or before January 15, 1999, Purchaser will issue to Company Shareholders (according to their proportional ownership of the Company immediately prior to the Closing) One Hundred Thousand (100,000) shares of Purchaser's common stock trading under the symbol "UOLP" AND Fifty Thousand (50,000) warrants to purchase Purchaser's shares at Six Dollars ($6.00) within three (3) years from the date of issuance. Purchaser further covenants and agrees that on or before January 15,

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1999, Purchaser will issue to Steven L. Kroll (social security number:
###-##-####, home address: 923 W. Fullerton Avenue, Chicago, Illinois 60614) Five Thousand (5,000) shares of Purchaser's common stock trading under the symbol "UOLP" AND Five Thousand (5,000) warrants to purchase Purchaser's shares at Six Dollars ($6.00) within three (3) years from the date of issuance. Purchaser further covenants and agrees that Purchaser will file for registration with the U.S. Securities and Exchange Commission all of the shares of Purchaser's common stock and warrants to purchase common stock described in this
Section 2.3(a) within fifteen (15) days of the completion of Purchaser's independent auditors of their 1998 audit of Purchaser and in no event later than April 15, 1999, so that all of such shares and warrants shall be registered as of the date upon which the registration statement is declared effective; provided, however, that the Company may terminate such registration statement at any time that the Company has executed an engagement letter with an underwriter for a secondary offering of the Company's capital stock. At such time, the Company will request that the Purchaser's common stock and warrants be registered in such secondary offering subject to approval of the Company's underwriter. The registration statement shall terminate no later than December 31, 1999.

       4. Purchaser's Compliance with this Amendment. In the event that Purchaser fails to comply with the provisions of Section 2.3(a) of the Original Agreement, as amended by paragraph 3 of this Amendment, Transferors shall have the right to accelerate the payment of all amounts under this Amendment.

       5. Effectiveness of this Amendment. This Amendment is intended by the parties to be an amendment to the Original Agreement in accordance with the provisions of Section 11.6 of the Original Agreement and amends only those sections of the Original Agreement described in this Amendment. All other provisions of the Original Agreement shall remain in full force and effect including, without limitation, the proviso at the end of Section 2.3(a), all of
Section 2.3(b) and all of Section 2.3(c), which are intended to provide Transferors with remedies against Purchaser in the event that Purchaser fails to meet all of its obligations as set forth in Section 2.3(a) as amended by this Amendment.

       6. Reaffirmation of Obligations. Purchaser hereby reaffirms all of its obligations to Transferors described in the Original Agreement as amended by this Amendment and hereby acknowledges that it has no existing rights of setoff or other defenses to its obligations to Transferors.

       7. Special Representations of Purchaser. Purchaser hereby represents and warrants to Transferors all of the following in order to induce Transferors to enter into this Amendment and as a condition precedent the effectiveness of this
Amendment:

       (a) that Purchaser has obtained all necessary corporate and board approval to enter into and perform the provisions of this Amendment;

       (b) that the officer of Purchaser executing this Amendment has legal authority and/or has been directed by the board of directors of Purchaser to execute this Amendment in the name of and on behalf of Purchaser;

       (c) that the issuance and registration of Purchaser's shares of common stock and warrants to purchase common stock as described in the text amendment of paragraph 3 above shall require no additional approvals of any person or governmental entity (except for the SEC); and

       (d) that the shares of Purchaser's stock described in the text amendment of paragraph 3 above will, after issuance and completion of registration, all be legally and properly registered, fully-paid, nonassessable and validly-issued.

       8. Notice. The parties hereby agree that any notice required by the Original Agreement to be delivered to Transferors shall be delivered by overnight courier to Steven L. Kroll, attorney for Transferors at the following address:

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c/o Wolin & Rosen, Attorneys
Two N. LaSalle Street, Suite 1776
Chicago, Illinois 60602
Ph: 312-726-1298

       9. Counterparts. This Amendment may be executed in one or more counterparts and each counterpart shall be deemed effective against the person or party who executed such counterpart.

       The parties hereto have executed this First Amendment to Stock Purchase Agreement or caused this First Amendment to Stock Purchase Agreement to be executed by their respective officers thereunto duly authorized as of the day and year first above written.

UOL PUBLISHING, INC.

By /s/ NARASIMHAN P. KANNAN
  ---------------------------
Its President

TRANSFERORS:

/s/ JAMES R. COOPER
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JAMES R. COOPER

/s/ TERRY K. HAMBEL
-------------------
TERRY K. HAMBEL

/s/ THOMAS JOHNSON
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THOMAS JOHNSON